Exhibit 4.18

Execution Version

Dated 17 May 2010

VM SUNDIAL LIMITED

and

DEUTSCHE BANK AG, LONDON BRANCH

as Security Trustee

ASSIGNMENT OF LOANS

TABLE OF CONTENTS

1.	INTERPRETATION	3

2.	COVENANT TO PAY	9

3.	ASSIGNMENT	9

4.	UNDERTAKINGS	12

5.	FURTHER ASSURANCE	13

6.	CERTAIN POWERS OF THE SECURITY TRUSTEE AND THE BENEFICIARIES: ENFORCEMENT	13

7.	APPOINTMENT AND POWERS OF A RECEIVER	14

8.	INDEMNITIES; COSTS AND EXPENSES	15

9.	ENFORCEMENT	16

10.	POWER OF ATTORNEY	17

11.	CONTINUING SECURITY AND OTHER MATTERS	17

12.	CURRENCIES	20

13.	THE SECURITY TRUST AGREEMENT	21

14.	REPRESENTATIONS AND WARRANTIES	21

15.	MISCELLANEOUS	23

16.	NOTICES AND OTHER MATTERS	24

17.	GOVERNING LAW	25

18.	JURISDICTION	25

SCHEDULE 1 FORM OF NOTICE OF ASSIGNMENT		27

SCHEDULE 2 FORM OF ACKNOWLEDGEMENT OF ASSIGNMENT		29

THIS ASSIGNMENT dated17 May 2010 and made BETWEEN:

(1)                                  VM SUNDIAL LIMITED registered at Companies House with registered number 7251197 whose registered office is at 160 Great Portland Street, London W1W 5QA (the “Company”); and

(2)                                  DEUTSCHE BANK AG, LONDON BRANCH of Winchester House, 1 Great Winchester Street, London EC2N 1DB, as security trustee for the Beneficiaries (the “Security Trustee”).

WHEREAS:

(A)                              The Senior Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement and the Group Intercreditor Deed.

(B)                                Virgin Media Secured Finance PLC has issued and sold the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)                                By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)                               The Company is a guarantor of the liabilities and obligations of certain Group companies under both the Senior Facilities Agreement and the Senior Secured Notes and this Assignment is given by the Company in favour of the Security Trustee pursuant to such guarantees.

(E)                                 The board of directors of the Company is satisfied that the Company is entering into this Assignment for the purposes of carrying on its business and that its doing so benefits the Company.

(F)                                 The Security Trustee holds the benefit of this Assignment on trust for itself and the other Beneficiaries on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

NOW THIS DEED WITNESSES as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Assignment (including its recitals), unless the context otherwise requires:

“Acknowledgement of Assignment” means an acknowledgement of assignment in the form set out in Schedule 3 or in such other form as may be approved by the Security Trustee.

“Assigned Rights” means all of the rights of the Company under and in respect of the Intercompany Indebtedness;

“Beneficiaries” means the First Beneficiary and the Second Beneficiaries;

“Collateral Rights” means all rights, powers and remedies of the Security Trustee provided by this Assignment or by law;

“Default Rate” means the rate specified in Clause 28.2 (Default Rate) of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Designated Secured Obligations” means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from Virgin Media Investment Holdings Limited to the Security Trustee which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement;

“disposal” includes any sale, assignment or transfer, the grant of an option or similar right, the grant of any right or privilege, the creation of a trust or other equitable interest in favour of a third party and “dispose” and “disposition” shall be construed accordingly;

“Enforcement Date” means the date on which, following the occurrence of an Event of Default that is continuing, either the Facility Agent or the Security Trustee notifies the Company of the occurrence of that Event of Default, or takes, under anyone or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default;

“Event of Default” means each of:

(a)           a Senior Default; and

(b)                                 an event of default or termination event (however described) under any Hedging Agreement;

“Excluded Charged Assets” has the meaning given to such term in Clause 3.8(b) of this Assignment;

“Guarantee” means the guarantee agreement between the Company and the Security Trustee dated on or about the date of this Assignment.

“Incapacity” means, in relation to any person, the insolvency, bankruptcy, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever;

“Indemnified Party” has the meaning set out in Clause 8.3 (Indemnity from Assigned Rights);

“Intercompany Debtor” means any member of the Group which is a debtor in respect of any Intercompany Indebtedness.

“Intercompany Indebtedness” means all indebtedness from time to time outstanding owed by any member of the Group to the Company;

“Notice of Assignment” means a notice of assignment in the form set out in Schedule 1 or in such other form as may be approved by the Security Trustee.

“Receiver” means anyone or more receivers and/or managers (whether appointed pursuant to this Assignment or pursuant to any statute, by a court or otherwise) of all or any of the Assigned Rights and shall, where permitted by law, include an administrative receiver;

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination;

“Rule 3-16” has the meaning given to such term in “Designated Secured Obligations”;

“SEC” means the United States Securities and Exchange Commission;

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(i)                                     in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(ii)                                  that the Security Trustee, acting reasonably, has not agreed to act as security trustee for; and

shall not, in any such case constitute “Secured Obligations” for the purpose of this Assignment;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Security Provider” means any person who has granted or may at any time hereafter grant any security interest as security for the Secured Obligations;

“Security Trust Agreement” means the security trust agreement dated 3 March 2006 and amended and restated on 19 January 2010 between, Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited and the companies named therein as Original Obligors;

“Senior Facilities Agreement” means the senior facilities agreement dated 16 March 2010 (as amended, restated, supplemented or novated from time to time and made, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crèdit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders;

“Senior Secured Notes” has the meaning given to the term “Notes” in the Senior Secured Notes Indenture;

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes; and

“Senior Secured Notes lndenture” means the indenture dated 19 January 2010 governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from to time.

1.2                               Successors and Assigns

The expressions “Facility Agent”, Senior Lenders”, “Beneficiaries”, “Company”, “Senior Finance Party”, “Security Provider” and “Security Trustee” include, where the context admits, their respective successors, permitted assigns and transferees and, in the case of the Lenders, their Transferees and, in the case of the Security Trustee, such other person as may from time to time be appointed as Security Trustee for the Beneficiaries pursuant to the provisions of the Security Trust Agreement and, in the case of the Facility Agent, such other person as may be appointed as Facility Agent pursuant to the provisions of the Senior Facilities Agreement.

1.3                               Agreement Definitions

Unless the context otherwise requires or unless otherwise defined in this Assignment, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group lntercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Assignment (including its recitals).

1.4                               Headings

Clause headings and the contents page are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.

1.5                               Construction of Certain Terms

In this Assignment, unless the context otherwise requires:

(a)                                  references to clauses and the schedules are to be construed as references to the clauses of, and the schedules to, this Assignment and references to this Assignment include its schedules;

(b)                                 references to (or to any specified provision of) this Assignment or any other agreement or document shall be construed as references to this Assignment, that provision, that agreement or that document as in force for the time being and as from time to time amended, supplemented, varied, extended, restated, replaced or novated in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of an Instructing Party;

(c)                                  references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

(d)                                 words importing the plural shall include the singular and vice versa;

(e)                                  references to a time of day are to London time;

(f)                                    references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof and that person’s successors in title;

(g)                                 references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(h)                                 references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

(i)                                     references to “business” in relation to the Company means any business referred to in the definition of Group Business in the Relevant Facilities Agreement which the Company engages in, and references to “ordinary course of business” in relation to the Company shall be similarly construed.

1.6                               Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to Clause 3.1 (Assignment) or Clause 3.2 (Non-Assignable Rights):

(a)                                  the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in section 3(1);

(b)                                 the words “except to the extent that” and all the words thereafter in section 3(2); and

(c)                                  section 6(2).

1.7                               Third Party Rights

A person which is not a party to this Assignment (a “third party”) shall have no rights to enforce the provisions of this Assignment save for:

(a)                                  those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(b)                                 a person who is a co-trustee (with the Security Trustee) for the Beneficiaries under the Security Trust Agreement whether or not it is a party to the Security Trust Agreement, provided also that this Assignment may be rescinded or altered without the consent of any third party referred to in Clause 1.7(b).

1.8                               Effect as a Deed

This Assignment is intended to take effect as a deed notwithstanding that the Security Trustee may have executed it under hand only.

1.9                               Certificates

A certificate of any Beneficiary as to the amount of the Secured Obligation owed to it shall be prima facie evidence of the existence and amount of such Secured Obligation.

1.10                        Statutes

Any reference in this Assignment to a statute or statutory provision shall, unless the contrary is indicated, be construed as a reference to such statute or statutory provision as the same shall have been amended or re-enacted.

1.11                           Group Intercreditor Deed

This Assignment should be read and construed subject to the terms of the Group Intercreditor Deed. In the event of any inconsistency between the terms of this Assignment and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.12                           Secured Obligations

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to lime included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)                                  all Liabilities under the Senior Facilities Agreement; and

(b)                                 all Liabilities under the Senior Secured Notes Documents.

2.                                      COVENANT TO PAY

2.1                               Covenant to Pay

The Company agrees as primary obligor and not only as surety that it will pay and discharge the Secured Obligations promptly on demand of the Security Trustee.

2.2                                 Payments

All payments to be made by the Company under this Assignment shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings in the relevant currency on the due date to such account as the Security Trustee may from time to time specify.

3.                                      ASSIGNMENT

3.1                               Assignment

The Company (save as provided in Clause 11.4 (Settlements Conditional)), subject to reassignment upon payment and discharge of the Secured Obligations and there no longer being any obligation on any Beneficiary to make any of the Secured Obligations available and subject to the Group Intercreditor Deed, hereby assigns with full title guarantee the Assigned Rights to the Security Trustee as a continuing security for the payment and discharge of the Secured Obligations to hold the same on trust for the Beneficiaries in each case on the terms set out in the Group Intercreditor Deed and the Security Trust Agreement.

3.2                               Non-Assignable Rights

The Company declares that to the extent that any right, title, interest or benefit described in Clause 3.1 (Assignment) is for any reason not effectively assigned pursuant to Clause 3.1 (Assignment) for whatever reason, the Company shall:

(a)                                  hold the benefit of the same on trust for the Security Trustee as security for the payment and discharge of the Secured Obligations; and

(b)                                 promptly notify the Security Trustee of the same and the reasons therefor and thereafter take such steps as the Security Trustee may reasonably require to remove any relevant prohibition or other reason for such failure.

3.3                               Notice of Assignment

As soon as practicable after the execution of this Assignment, the Company shall deliver a Notice of Assignment to each Intercompany Debtor which is a debtor in respect of Intercompany Indebtedness of the Company.

3.4                               Acknowledgement of Assignment

The Company shall procure that as soon as practicable after it gives a Notice of Assignment, the relevant Intercompany Debtor shall deliver to the Security Trustee an Acknowledgement of Assignment.

3.5                               Restrictions on dealing with Assigned Rights

The Company hereby covenants that it will not without the prior consent in writing of the Security Trustee (save as permitted by the Senior Finance Documents):

(a)                                  create or attempt to create or permit to subsist in favour of any person other than the Security Trustee any Encumbrance on or affecting the Assigned Rights or any part thereof;

(b)                                 sell, transfer, assign or otherwise dispose of the Assigned Rights (other than to the Security Trustee or to any member of the Bank Group provided that (i) the relevant sale, transfer, assignment or disposal is made expressly subject to the Encumbrance granted by the Company under this Assignment; and (ii) the relevant purchaser, transferee or assignee, (A) is a company incorporated in England and Wales, (B) becomes a party to the Group Intercreditor Deed as an Intergroup Creditor (as defined therein) on or prior to the relevant sale, transfer, assignment or disposal, and (C) provides such evidence as the Security Trustee may require as to the legality, validity and enforceability of (x) the relevant sale, transfer, assignment or disposal, (y) the Encumbrance granted by the Company under this Assignment subject to which the relevant sale, transfer, assignment or disposal is made; and (z) the Group Intercreditor Deed entered into by the relevant purchaser, transferee or assignee;

(c)                                  save as permitted pursuant to this Clause 3.5, receive, retain or deal with the principal of, or any interest on, the Assigned Rights.

3.6                               Suspense Accounts

Any money received by the Security Trustee pursuant to this Assignment (whether before or after any Incapacity of any Intercompany Debtor or the Company) may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Beneficiaries to prove for the whole of their respective claims against any Intercompany Debtor, any Obligor or any other person liable or may be applied in or towards satisfaction of such of the Secured Obligations as the Security Trustee may from time to time conclusively determine in accordance with the terms of the Group

Intercreditor Deed and the Security Trust Agreement notwithstanding any appropriation (or purported appropriation) by the Company.

3.7                               Interest and Principal

Subject always to the terms of the Group Intercreditor Deed and the other Senior Finance Documents, notwithstanding Clause 3.1 (Assignment) of this Assignment, the Company may in its absolute discretion receive, retain and deal with free from this Assignment all interest paid and received by it in respect of the Assigned Rights.

3.8                               Rule 3-16 Limitation

(a)                                  Clause 3.1 (Assignment) and Clause 3.2 (Non-Assignable Rights) of this Assignment notwithstanding, the Excluded Charged Assets are not assigned under this Assignment to secure the Designated Secured Obligations.  For the avoidance of doubt,

(i)                                     all other Assigned Rights remain assigned or held on trust for the Security Trustee (as the case may be) under this Assignment to secure all Secured Obligations, including without limitation the Designated Secured Obligations; and

(ii)                                  such Excluded Charged Assets remain assigned under Clause 3.1 (Assignment) or held on trust for the Security Trustee under Clause 3.2 (Non-Assignable Rights) of this Assignment to secure any Secured Obligations that are not Designated Secured Obligations.

(b)                                 “Excluded Charged Assets” in relation to any Designated Secured Obligations means any securities of a Subsidiary of Virgin Media Inc. (excluding the securities issued by Virgin Media Investments Limited and Virgin Media Investment Holdings Limited or, in each case, any successor entity upon any merger, reorganisation or other restructuring effecting it) that are owned by the Company to the extent that providing security over such securities under this Assignment to secure such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of such Subsidiary to be filed with the SEC, but (i) only to the extent necessary to not be subject to such requirement, (ii) only for so long as such requirement is in existence and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC under a separate rule or regulation; provided that no securities will constitute Excluded Charged Assets if any member of the Group takes any action in the form of a reorganisation, merger or other restructuring, a principal purpose of which is to provide for the limitation of the security on any securities pursuant to Clause 3.8(a).

(c)                                  In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s securities secure any Designated Secured Obligations, then such securities (as applicable) of such Subsidiary shall automatically be deemed to be Excluded Charged Assets for such Designated Secured Obligations but (i) only to the extent necessary to not be subject to any such financial statement requirement, (ii) only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC or such other governmental agency under a separate rule or regulation. If the circumstances described in this paragraph (c) apply, this Assignment may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to release the assignment (but only to the extent securing such Designated Secured Obligations and without prejudice to the assignment securing Secured Obligations referred to in paragraph (a)(ii) of this Clause 3.8) in favour of the Security Trustee on the relevant securities that are so deemed to constitute Excluded Charged Assets.

(d)                                 In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s securities to secure any Designated Secured Obligations in excess of the amount then pledged without the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of such Subsidiary, then the securities of such Subsidiary will automatically be deemed not to be Excluded Charged Assets for such Designated Secured Obligations, but limited to the extent necessary to not be subject to any such financial statement requirement. If the circumstances described in this paragraph (d) apply, this Assignment may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to assign in favour of the Security Trustee such additional securities that were deemed to constitute Excluded Charged Assets.

4.                                      UNDERTAKINGS

4.1                               Undertakings

The Company hereby undertakes with the Security Trustee that during the continuance of this security it will:

(1) Information

supply to the Security Trustee such documents relating to the Assigned Rights as the Security Trustee may from time to time reasonably require;

(2) Claims

forthwith inform the Security Trustee of any material claims or notices relating to any of the Assigned Rights received from any other party and of all other matters relevant or in any way material thereto;

(3) Variation, amendment, etc

save with the consent of the Security Trustee or as otherwise permitted pursuant to the Senior Finance Documents, not vary, extend, release, determine or rescind any agreement, deed or other arrangement relating to any of the Assigned Rights or grant time for payment or indulgence or compound with, discharge, waive, release, set off or vary the liability of any other person thereunder or consent to any act or omission as would otherwise constitute a breach or concur in accepting or varying any compromise, arrangement or settlement relating thereto or do or suffer any act or thing or permit any set off whereby the recovery of any moneys payable may be delayed or impeded which, in the case of any of the actions or events referred to above, would have or would be reasonably likely, in the opinion of the Security Trustee, to have a Material Adverse Effect.

5.                                      FURTHER ASSURANCE

5.1                               Further Assurance

The Company shall if and when at any time required by the Security Trustee execute such further Encumbrances and assurances in favour of the Security Trustee and/or any Beneficiary and do all such acts and things as the Security Trustee shall from time to time reasonably require over or in relation to all or any of the Assigned Rights to secure the Secured Obligations or to perfect or protect the security intended to be created by this Assignment over the Assigned Rights or any part thereof or to facilitate the realisation of the same.

5.2                               Certain Documentary Requirements

Such further Encumbrances and assurances shall be prepared by or on behalf of the Security Trustee at the expense of the Company (such expense to be reasonably and properly incurred) and shall contain (a) an immediate power of sale without notice, (b) a clause excluding section 93 of the Law of Property Act 1925 and the restrictions contained in section 103 of the Law of Property Act 1925 and (c) such other clauses for the benefit of the Beneficiaries as the Security Trustee may reasonably require.

6.                                      CERTAIN POWERS OF THE SECURITY TRUSTEE AND THE BENEFICIARIES: ENFORCEMENT

6.1                               Enforcement Powers

If the Enforcement Date has occurred then the charges created by this Assignment shall become immediately enforceable and the Security Trustee shall be entitled, without prior notice to the Company or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Assigned Rights at the times, in the manner and on the terms it thinks fit. No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Trustee to exercise any of the powers conferred by this Assignment has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

6.2                               Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Assignment.

6.3                               Law of Property Act

The restrictions contained in sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Assignment or to any exercise by the Security Trustee of its right to consolidate mortgages or its power of sale.

6.4                               Subsequent Encumbrances

(a)                                  If the Security Trustee at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Assigned Rights, all payments thereafter made by the Company to the Security Trustee or any of the Beneficiaries shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Obligations as at the time when the Security Trustee received notice.

(b)                                 All monies received, recovered or realised by the Security Trustee under this Assignment (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any interest-bearing suspense account pending their application from time to time in or towards the discharge of any of the Secured Obligations.

7.                                      APPOINTMENT AND POWERS OF A RECEIVER

7.1                               Appointment

The Security Trustee may at any time on or after the Enforcement Date or if the  Company requests it to do so, by written instrument and without notice to the Company, appoint any one or more persons as Receiver of such part of the Assigned Rights as may be permitted by law, each such person being entitled to act individually as well as jointly and being for all purposes deemed to be the agent of the Company and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925. The Security Trustee may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

7.2                               Receiver as Agent

A Receiver shall be the agent of the Company and (subject to the provisions of this Assignment) the Company shall be solely responsible for his acts or defaults and for his remuneration.

7.3                               Powers of Receiver

A Receiver shall have, in relation to the part of the Assigned Rights in respect of which he was appointed:

(a)                                  all the powers conferred by the Law of Property Act 1925 on a receiver appointed under that Act;

(b)                                 all the powers of an administrative receiver set out in Schedules 1 and 2 to the Insolvency Act 1986 (whether or not such person is an administrative receiver);

(c)                                  all the powers and rights of an absolute owner and power to do or omit to do anything which the Company could do or omit to do; and

(d)                                 the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to such a person to be incidental or conducive to (i) any of the functions, powers, authorities or discretions conferred on or vested in him, or (ii) the exercise of the Collateral Rights (including realisation of all or any part of the Assigned Rights), or (iii) bringing to his hands any assets of the Company forming part of, or which when got in would be a part of, the Assigned Rights.

7.4                                 Remuneration

The Security Trustee may from time to time determine the remuneration of any Receiver appointed by it without the limitations imposed by section 109 of the Law of Property Act 1925. A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm.

7.5                                 Application of proceeds

All moneys received by the Security Trustee under this Assignment shall be applied by the Security Trustee in accordance with the terms of the Group Intercreditor Deed and the Security Trust Agreement.

8.                                      INDEMNITIES; COSTS AND EXPENSES

8.1                               Enforcement costs

The Company hereby undertakes with the Security Trustee to pay on demand all costs, charges and expenses which the Security Trustee or any Receiver shall certify as sustained or incurred by it as a consequence of the enforcement, preservation or attempted preservation of any of the security created by or pursuant to this Assignment or any of the Assigned Rights on a full indemnity basis, together with interest at the Default Rate from the date falling 30 days after the date of demand for payment of such expenses to the date of payment by the Company (both before and after judgment).

8.2                               No liability as Mortgagee in Possession

None of the Beneficiaries, the Security Trustee or any Receiver shall be liable to account as mortgagee or heritable creditor in possession in respect of all or any of the Assigned Rights or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever for which a mortgagee in possession may be liable as such except in the case of fraud, wilful misconduct or gross negligence on the part of a Beneficiary, the Security Trustee or a Receiver (as the case may be).

8.3                               Indemnity from Assigned Rights

The Beneficiaries, the Security Trustee and any Receiver, attorney, agent or other person appointed by the Security Trustee under this Assignment and the officers and employees of each of the aforementioned (each an “Indemnified Party”) shall be entitled to be indemnified out of the Assigned Rights in respect of all costs, losses, actions, claims, expenses, demands or liabilities whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

(a)                                  anything done or omitted in the exercise or purported exercise of the powers contained in this Assignment; or

(b)                                 any breach by the Company of any of its obligations under this Assignment;

in each case, except in the case of fraud, wilful misconduct or gross negligence on the part of an Indemnified Party.

8.4                               Powers of the Security Trustee

To the fullest extent permitted by law, all or any of the powers, authorities and discretions of a Receiver in respect of the Assigned Rights may, if a Receiver has been or could have been appointed, be exercised by the Security Trustee in relation to the whole or any part of the Assigned Rights whether or not a Receiver is or has been appointed.

9.                                      ENFORCEMENT

9.1                               When Enforceable

If (and only if) the Enforcement Date has occurred then this Assignment shall become enforceable. Sections 93 and 103 of the Law of Property Act 1925 shall not apply in respect of any Assigned Rights.

9.2                               Authority

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Trustee or any Receiver to exercise any of the powers conferred by this Assignment has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

10.                               POWER OF ATTORNEY

10.1                        Power of Attorney

The Company, by way of security for the performance of its obligations under this Assignment, hereby irrevocably appoints each of the Security Trustee and any Receiver of all or any part of the Assigned Rights and their respective delegates and sub-delegates each to be its attorney acting severally (or jointly with any other such attorney or attorneys) in its name and on its behalf:

(a)                                  to execute and complete on or after the Enforcement Date, any documents or instruments which the Security Trustee or such Receiver may require for perfecting the title of the Security Trustee to the Assigned Rights or for vesting the same in the Security Trustee, its nominees or any purchaser;

(b)                                 to sign, execute, seal and deliver and otherwise perfect any further security document or notice referred to in Clause 5 (Further Assurance); and

(c)                                  otherwise generally on or after the Enforcement Date, to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee or a Receiver under this Assignment or which may be deemed expedient by the Security Trustee or a Receiver in connection with any disposition, realisation or getting in by the Security Trustee or such Receiver of the Assigned Rights or any part thereof or in connection with any other exercise of any power under this Assignment.

10.2                        Ratification

The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as is mentioned in Clause 10.1 (Power of Attorney) shall do or purport to do in the exercise of his powers under such Clause.

10.3                        General Power

This appointment shall operate as a general power of attorney under section 10 of the Powers of Attorney Act 1971 and the Company hereby covenants with the Security Trustee and separately with any such Receiver to ratify and confirm any document, act or thing and all transactions which any such attorney may lawfully execute or do.

11.                               CONTINUING SECURITY AND OTHER MATTERS

11.1                        Continuing Security

This Assignment and the obligations of the Company under this Assignment shall:

(a)                                  secure the ultimate balance of the Secured Obligations from time to time owing notwithstanding the dissolution, bankruptcy, liquidation or other Incapacity or any change in the constitution of any person liable in respect thereof or in the name or style thereof and shall be a continuing security notwithstanding any settlement of account or other matter whatsoever;

(b)                                 be in addition to, and not merge with or otherwise prejudice or affect, any present or future Security Document, Encumbrance, right or remedy held by or available to the Beneficiaries or any of them and/or the Security Trustee and may be enforced notwithstanding the same; and

(c)                                  not merge with or be in any way prejudiced or affected by the existence of any such Security Documents, Encumbrance, rights or remedies or by the same being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Beneficiaries or any of them and/or the Security Trustee dealing with, exchanging, releasing, varying or failing to perfect or enforce any of the same, or giving time for payment or indulgence or compounding with any other person liable.

11.2                        Security Documents

Neither the Security Trustee nor any of the Beneficiaries shall be obliged to resort to any other Security Document or other means of payment now or hereafter held by or available to it before enforcing this Assignment and no action taken or omitted by the Security Trustee or any of the Beneficiaries in connection with any such Security Document or other means of payment shall discharge, reduce, prejudice or affect the liability of the Company nor shall the Security Trustee or any of the Beneficiaries be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Security Document or other means of payment.

11.3                        New Accounts

Notwithstanding that any charge hereby created ceases to be continuing for any reason whatsoever the Security Trustee or any of the Beneficiaries may continue any account of the Company or other Security Provider or open one or more new accounts and the liability of the Company hereunder shall not in any manner be reduced or affected by any subsequent transaction or receipts or payments into or out of any such account.

11.4                        Settlements Conditional

Any release, discharge or settlement between the Company and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee or any of the Beneficiaries by the Company or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Assignment subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

11.5                        No Release

The liability of the Company shall not be affected nor shall the assignment hereby created be discharged or diminished by reason of:

(a)                                  the Incapacity or any change in the name, style or constitution of any Obligor or any other person liable; or

(b)                                 the Security Trustee or any of the Beneficiaries compounding with, discharging, releasing or varying the liability of or granting any time indulgence or concession to any Obligor or any other person or renewing, determining, varying or increasing any accommodation, facility or transaction in any manner whatsoever or concurring in accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Obligor or any other person; or

(c)                                  any act or omission which would not have discharged or affected the liability of the Company had it been principal debtor in respect of the Secured Obligations or by anything done or omitted which but for this provision might operate to exonerate the Company.

11.6                        Restriction of the Company’s Rights

Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement or the discharge by any person of its liability) the Company agrees that without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld) it will not (save as otherwise permitted by the Group Intercreditor Deed):

(a)                                  exercise its rights of subrogation, reimbursement and indemnity against any Obligor or any other person;

(b)                                 demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to the Company from any Obligor or any Security Provider demand or accept any guarantee or any other document or instrument (including, without limitation, any other document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind) in respect of such obligations or liabilities or dispose of the same;

(c)                                  take any step to enforce any right against any Obligor or any Security Provider in respect of any such obligations or liabilities; or

(d)                                 claim any set-off or counter-claim in respect of any such obligations or liabilities against any Obligor or Security Provider or claim or prove in competition with the Security Trustee or any of the Beneficiaries in the bankruptcy, liquidation or administration of any Obligor or Security Provider or have the benefit of, or share in, any payment from or composition with any Obligor or Security Provider or Collateral Instrument now or hereafter held by the Security Trustee or any of the Beneficiaries for any obligations or liabilities of any Obligor or Security Provider but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of any Obligor or Security Provider on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the Secured Obligations in accordance with the provisions of the Group Intercreditor Deed and the Security Trust Agreement.

11.7                        No Security

The Company warrants that it has not taken or received, and undertakes that until all the Secured Obligations have been paid or discharged in full it will not, without the consent in writing of the Security Trustee, take or receive any security from any Obligor or any other person in respect of its obligations under this Assignment.

11.8                        Recoveries by the Company

If contrary to Clauses 11.6 (Restriction on the Company’s Rights) or 11.7 (No Security) the Company takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

11.9                        Statements of Account

Any statement of account of the Company, signed as correct by an officer of the Security Trustee, showing the amount of any Secured Obligations of the Company shall be prima facie evidence as to the amount of the Secured Obligations of the Company from time to time.

12.                               CURRENCIES

12.1                        Conversion of Currencies

All moneys received or held by the Security Trustee or by a Receiver under this Assignment at any time on or after the Enforcement Date in a currency other than a currency in which the Secured Obligations are denominated may from time to time be sold for such one or more of the currencies in which the Secured Obligations are denominated as the Security Trustee or Receiver considers necessary or desirable and the Company shall indemnify the Security Trustee against the full Sterling cost (including all costs, charges and expenses) properly incurred in relation to such sale.  Neither the Security Trustee nor any Receiver shall have any liability to the Company in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

12.2                        Currency Indemnity

No payment to the Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Company in respect of which it was made unless and until the Security Trustee shall have received payment in full in the currency in which such obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Security Trustee shall have a further separate cause of action against the Company to recover such shortfall out of the Assigned Rights and shall be entitled to enforce the assignment hereby created to recover the amount of the shortfall.

13.                               THE SECURITY TRUST AGREEMENT

The Company and the Security Trustee hereby acknowledge that the covenants of the Company contained in this Assignment and the security and other rights, titles and interests constituted by this Assignment and the Assigned Rights and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee or received or recovered by the Security Trustee pursuant to or in connection with this Assignment are held by the Security Trustee subject to and on the terms of the trusts declared in the Security Trust Agreement.

14.                               REPRESENTATIONS AND WARRANTIES

14.1                        Representations

The Company hereby represents and warrants to the Security Trustee as trustee for the Beneficiaries that:

(a)                                  Due incorporation

It is duly incorporated, validly existing as a limited liability company and has all requisite corporate power and authority to own its property and other assets and to carryon its business as it is now being conducted and is authorised to do business in each jurisdiction where such qualification or authorisation is required, except where the failure to so qualify, to be so authorised or to be in good standing would not have a material adverse effect on the ability of the Company to perform any of its obligations under this Assignment;

(b)                                 Power of the Company

It has all requisite power to execute, deliver and perform its obligations under this Assignment and compliance has been made with all necessary requirements and all necessary action has been taken to authorise the execution, delivery and performance of the same;

(c)                                  Binding obligations

This Assignment constitutes valid and legally binding obligations of the Company enforceable in accordance with its terms subject, to the extent applicable, to the Reservations which relate to Security Documents governed by English law;

(d)                                 No conflict with other obligations

The execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Assignment by the Company, will not:

(i)                                     contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which the Company is subject except where such contravention would not or would not be likely to have a material adverse effect on the ability of the Company to perform any of its obligations under or otherwise to comply with the terms of this Assignment;

(ii)                                  contravene or conflict with any provision of the Memorandum and Articles of Association of the Company;

(iii)                               conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement constituting or evidencing Financial Indebtedness of the Company to which the Company is a party or is subject or by which it or any of its property is bound except where such breach or default would not or would not be likely to have a material adverse effect on the ability of the Company to perform any of its obligations under or otherwise to comply with the terms of this Assignment; or

(iv)                              result in the creation or imposition of or oblige the Company to create any Encumbrance (other than those created by the Security Documents) on any of the Company’s material undertakings, assets, rights or revenues;

(e)                                  No litigation

No litigation, arbitration or administrative proceeding is taking place, or, to the knowledge of the officers of the Company, pending or threatened against the Company, which is reasonably likely to be adversely determined and, if so determined, would have or would be reasonably likely to have a material adverse effect on the ability of the Company to fulfil its obligations under this Assignment;

(f)                                    No filing required

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Assignment that this Assignment or any other instrument be notarised, filed, recorded, registered or enrolled in any court or public office in the United Kingdom (save for registration pursuant to section 860 of the Companies Act 2006) or that any stamp, registration or similar tax or charge be paid in the United Kingdom on or in relation to this Assignment;

(g)                                 Choice of law

The choice by the Company of English law to govern this Assignment is valid and binding;

(h)                                 Consents obtained

Every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Company (i) to authorise the execution and delivery of this Assignment or the performance by the Company of its obligations under this Assignment or (ii) to ensure the validity, enforceability or admissibility in evidence of this Assignment has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same which would, in any such case, adversely affect the execution, delivery, validity, enforceability or admissibility in evidence of this Assignment or the performance by such Company of its obligations under this Assignment; and

(i)                                     Title to Assigned Assets

It is the beneficial owner of and has good and marketable title to the Assigned Assets (except in the event of a sale, transfer or assignment permitted by Clause 3.6(b)).

14.2                        Repetition

The representations and warranties contained in Clause 14.1 (Representations) (excluding that representation contained in Clause 14.1(h) shall be deemed to be repeated by the Company on the first day of each Interest Period.

15.                               MISCELLANEOUS

15.1                        Exchange of Information

The Company hereby authorises the Security Trustee and the Beneficiaries to exchange between themselves any information concerning the Assigned Rights unless such information is the subject of a duty of confidentiality on the part of any Beneficiary not to disclose such information.

15.2                        Remedies Cumulative

No failure or delay on the part of the Security Trustee or any of the Beneficiaries to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

15.3                        Successors and Assigns

Any appointment or removal of a Receiver under Clause 7 (Appointment and Powers of a Receiver) and any consents under this Assignment may be made or given in writing signed or sealed by any successor Security Trustee appointed pursuant to the Security Trust Agreement and their respective successors in title and accordingly the Company hereby irrevocably appoints each successor Security Trustee appointed pursuant to the Security Trust Agreement and their respective successors in title to be its attorney in the terms and for the purposes set out therein.

15.4                        Consolidation

Section 93 of the Law of Property Act 1925 shall not apply to the security created by this Assignment or to any security given to the Security Trustee or any of the Beneficiaries pursuant to this Assignment.

15.5                        Reorganisation

This Assignment shall remain binding on the Company notwithstanding any change in the constitution of the Security Trustee or any Beneficiary or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind. The security granted by this Assignment shall remain valid and effective in all respects in favour of the Security Trustee as trustee for the Beneficiaries.

15.6                        Unfettered Discretion

Save as otherwise provided herein, any ability or power which may be exercised or any determination which may be made under this Assignment by the Security Trustee may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

15.7                        Provisions Severable

Each of the provisions of this Assignment is severable and distinct from the others and if any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Assignment shall not in any way be affected or impaired thereby.

15.8                        No Assignment by the Company

The Company may not assign or transfer any of its rights or obligations under this Assignment.

15.9                        Counterparts

This Assignment may be executed in any number of counterparts and by the different parties hereto in separate counterparts each of which, when executed and delivered, shall constitute an original, but all counterparts together shall constitute one and the same instrument.

15.10                 Release

Upon the earlier of (i) the satisfaction in full of all of the Secured Obligations owed to the Beneficiaries and there no longer being any obligation on any Beneficiary to make any of the Secured Obligations available; and (ii) the discharge of the Guarantee in accordance with its terms and provided that the Security Trustee is satisfied that the security constituted hereby is no longer required under clause 24.12(f)(iii) of the Senior Facilities Agreement, the Security Trustee shall, at the request and cost of the Company and in accordance with the relevant terms of the Senior Finance Documents (including section 11.08 of the Senior Secured Notes Indenture), execute and do all such deeds, acts and things as may be necessary to release the Assigned Rights from the security constituted, and to reassign the property and assets assigned to the Security Trustee, hereby.

16.                               NOTICES AND OTHER MATTERS

16.1                        Mode of Service

Any notice or demand for payment by the Security Trustee under this Assignment shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the Company in the manner and at the address set out in clause 20 of the Group Intercreditor Agreement.

16.2                        Notices Conclusive

Any such notice or demand or any certificate as to the amount at any time secured by this Assignment shall, save for manifest error, be conclusive and binding upon the Company if signed by an officer of the Security Trustee.

17.                               GOVERNING LAW

This Assignment, including all non-contractual obligations arising out of or in connection with it, shall be governed by and shall be construed in accordance with English law.

18.                               JURISDICTION

18.1                        Courts of England

The Company irrevocably agrees for the benefit of the Security Trustee that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Assignment (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

18.2                        Appropriate Forum

The Company irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is not a convenient or appropriate forum.

18.3                        Proceedings in Other Jurisdictions

Nothing in Clause 18.1 (Courts of England) shall (and nor shall it be construed so as to) limit the right of the Finance Parties to take Proceedings against the Company in any other court of competent jurisdiction nor shall the taking of Proceedings in anyone or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

18.4                        General Consent

The Company consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

18.5                        Waiver of Immunity

To the extent that the Company may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Company irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

IN WITNESS WHEREOF this Assignment has been executed and delivered by or on behalf of the parties on the date stated at the beginning of this Assignment.

SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT

To: [specify relevant Intercompany Debtor]

Dear Sirs,

We hereby give you notice that pursuant to an Assignment dated [                          ] (the “Assignment”) and made between [name of Company] (the “Company”) and [name of Security Trustee] as security trustee (the “Security Trustee”), the Company has assigned to the Security Trustee all of its rights, title, interests and benefits under or in respect of the Intercompany Indebtedness (the “Assigned Rights”) including all monies which may be payable under or in respect thereof.

With effect from your receipt of this notice we hereby give you notice that:

(a)                                  all payments to be made to it under or arising from the Assigned Rights should be made to the Security Trustee or to its order as it may specify in writing from time to time/to [specify bank account];

(b)                                 all remedies provided for in the Assigned Rights or available at law or in equity shall be exercisable by the Security Trustee;

(c)                                  all rights to compel performance in respect of the Assigned Rights shall be exercisable by the Security Trustee (although the Company shall remain liable to perform all the obligations assumed by it in connection with the Assigned Rights);and

(d)                                 all rights, title, interests and benefits whatsoever accruing to or for the benefit of the Company arising in respect of the Assigned Rights belong to the Security Trustee and no changes may be made to their terms nor may any of them be terminated, varied or waived without the prior written consent of the Security Trustee.

You are hereby authorised and instructed, without requiring further approval from the Company, to provide the Security Trustee with such information relating to the Assigned Rights as it may from time to time request and to send copies of all notices issued by you in connection with the Assigned Rights to the Security Trustee as well as to the Company.

These instructions may not be revoked without the prior written consent of the Security Trustee.

Please acknowledge receipt of this notice by signing and dating the acknowledgement set out on the enclosed copy and returning it to the Security Trustee.

Yours faithfully,

For and on behalf of
[COMPANY]

for and on behalf of
[SECURITY TRUSTEE]
as security trustee]

SCHEDULE 2

FORM OF ACKNOWLEDGEMENT OF ASSIGNMENT

[To be printed only on copy of the Notice of Assignment given]

To:                              [                                        ]

as Security Trustee

[Address]

Attention:

We acknowledge receipt of a notice in the terms set out above (the “Notice”). We confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title, interests and benefits under or in respect of respect of the Intercompany Indebtedness (“Assigned Rights”) and that we will comply with the terms of the Notice.

We further agree and confirm that:

(a)                                  we shall not agree to, or otherwise permit, any amendment, waiver or release of any provision relating to the Assigned Rights without the prior written consent of the Security Trustee; and

(b)                                 we will not terminate any document or arrangement relating to the Assigned Rights or otherwise allow the such document or arrangement to be terminated and will not take any action in relation to any breach thereof by the Company unless we have given the Security Trustee 30 days’ prior written notice of our intention to do so specifying the action necessary by the Company or the Security Trustee to avoid such termination or action.

Yours faithfully,

For and on behalf of

[Intercompany Debtor]

By:

Date:

SIGNATORIES

Executed as a deed by VM SUNDIAL LIMITED

acting by Robert Mackenzie, a director

/s/ ROBERT MACKENZIE

in the presence of:

/s/ LISA GARFIELD
Name: Lisa Garfield Address: [intentionally omitted]
Occupation: Paralegal

THE SECURITY TRUSTEE

DEUTSCHE BANK AG, LONDON BRANCH

/s/ NICOLA DAWES	/s/ CRAIG HOEPAL

By: Nicola Dawes	Craig Hoepal

By:

Address:

Fax Number:

Attention: Nicola Dawes